EXHIBIT

ATWOOD OCEANICS ANNOUNCES
CONTRACT FOR THE SALE OF THE VICKSBURG

Houston, Texas
October 8, 2013

FOR IMMEDIATE RELEASE

HOUSTON, October 8, 2013 -- Atwood Oceanics, Inc.  (NYSE: ATW) announced today that one of its subsidiaries had entered into a definitive agreement for the sale of its standard jackup drilling unit, the Vicksburg, to Gulf Drilling International Ltd (Q.S.C.) for a sales price of $55.4 million.  The closing of the sale is expected to occur in early 2014 following the completion of the unit’s contract with its current customer, CEC International, Ltd.  The transaction is subject to customary closing conditions.

Rob Saltiel, Atwood Oceanics President and CEO, commented, “The sale of the Vicksburg supports our strategy of high-grading the quality and capability of our drilling rig fleet through newbuild construction and selective asset divestitures.”

Atwood Oceanics, Inc. is a global offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells. The company currently owns 13 mobile offshore drilling units and is constructing four ultra-deepwater drillships. The company was founded in 1968 and is headquartered in Houston, Texas.  Atwood Oceanics, Inc. common stock is traded on the New York Stock Exchange under the symbol "ATW."Contact:

Mark L. Mey
(281) 749-7902

Forward Looking Statements

Statements contained in this press release with respect to the future, including the expected date of closing, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: satisfaction of closing conditions, uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.